Exhibit 99.1

PRESS RELEASE

Editorial Contact:	For Release:
Leen Simonet	IMMEDIATE
(408) 764-4161	July 26, 2007
No. 1111

Coherent, Inc. Reports Selected Financial Information for the Third Fiscal Quarter 2007

Announces Conclusion of Special Committee’s Investigation of Stock Option Practices

Coherent, Inc. (Santa Clara, CA) (NASDAQ:COHR) today announced unaudited selected financial results for its third fiscal quarter 2007 ended June 30, 2007.

Net sales for the third quarter of fiscal 2007 totaled $142.6 million, a decrease of 4.6% compared to $149.5 million reported in the third quarter of fiscal 2006 and a sequential decrease of 6.3% as compared to $152.1 million in the second quarter of fiscal 2007.

Orders received during the quarter ended June 30, 2007 of $138.6 million decreased 9.4% from the same prior year period and decreased 8.7% compared to the immediately preceding second quarter of fiscal 2007, resulting in a book to bill ratio of 0.97. Backlog was $184.6 million at June 30, 2007 compared to a backlog of $189.3 million at March 31, 2007 and $199.1 million at July 1, 2006.

At June 30, 2007, Coherent’s cash, cash equivalents and short-term investments totaled $516.3 million representing a decrease of $10.7 million compared to the prior quarter ended March 31, 2007, primarily as a result of the acquisition of Nuvonyx, Inc. for approximately $14 million on April 20, 2007.

“While most of our end markets remained healthy, order and sales push-outs for products used in flat panel display (FPD) manufacturing depressed our third quarter bookings and sales.  The delays appear to be part of a broader slowdown in this market rather than competitive pressures.  We expect the FPD space to begin its recovery later this calendar year,” said John Ambroseo, Coherent’s President and Chief Executive Officer.

Ambroseo continued, “Our new direct diode systems business (formerly Nuvonyx) posted $4.4 million in bookings during the third fiscal quarter.  These results surpassed our expectations and validate our belief that the combination of design simplicity and lower cost of ownership offered by direct diode platforms offer customers compelling benefits.  We look forward to growing this business along with the rest of our portfolio.”

Coherent Announces Conclusion of Special Committee’s Investigation of Stock Option Practices

Coherent also announced today that a special committee of its Board of Directors (the “Special Committee”) has completed an extensive investigation over the Company’s historical stock option practices.

As previously announced on November 11, 2006, a Special Committee was established by Coherent’s Board of Directors to conduct an independent investigation relating to the Company’s historical stock option practices. The Company requested the independent review following an internal review of its historical stock option practices, which was a voluntary review initiated in light of news of the option practices of numerous companies across several industries.  The Special Committee, comprised of three independent members of Coherent’s Board of Directors, retained independent outside counsel and forensic accountants to assist in conducting the investigation.

Together with its independent counsel, the Special Committee conducted an extensive review of historical stock option practices including all awards made by the Company between January 1, 1995 and September 30, 2006, (the “Relevant

Period”) that included the review of over one million documents and over 30 interviews of current and former employees, directors and advisors.

The Special Committee concluded that there was no intentional wrongdoing by the Company’s current directors, its Chief Executive Officer, John Ambroseo, or its Chief Financial Officer, Helene Simonet.  The Special Committee continues to have the utmost confidence in the integrity and leadership of Mr. Ambroseo and Ms. Simonet and believes that they are the appropriate people to lead the Company going forward.

The Special Committee and the Company’s management, with the assistance of independent legal and forensic accounting experts, have determined that incorrect measurement dates for a significant number of stock option awards during the Relevant Period were used. The Special Committee concluded that at varying times during the Relevant Period the use of incorrect measurement dates resulted from a number of factors, including delays in the approval of the awards, retroactive selection of grant dates, the absence of definitive documentation, modification of previously awarded grants, and other process-related issues. The Company is diligently working to determine the impact of the incorrect measurement dates and currently believes it will be required to record additional compensation expenses which may require the Company to restate a number of its financial statements during the Relevant Period. The Company believes that these expenses will be non-cash charges. Additionally, the Company has not yet determined the tax consequences that may result from these matters or whether tax consequences will give rise to monetary liabilities which may have to be satisfied in any future period. The Company will provide further information upon conclusion of its analysis and determination of the related accounting as soon as reasonably practicable. (Please refer to the important disclosures which follow under the heading “Safe Harbor.”)

The Special Committee has also concluded that it will make further recommendations to the Board of Directors regarding remediation of the Company’s equity grant administration practices.  The Special Committee’s recommendations include incorporating certain measures that have previously been adopted by the Board.  These recommendations include:

•              Establishing scheduled dates for the granting of equity-based awards;

•              Requiring verifiable evidence of the date of approval for all equity awards;

•              Requiring Compensation Committee approval for all equity awards to Section 16 officers and other identified individuals and for annual employee grants.

As also previously announced on December 14, 2006, the Securities and Exchange Commission (the “SEC”) had earlier notified the Company that it is conducting an informal inquiry into the Company’s equity compensation grant practices.  The Company continues to cooperate fully with the SEC in this informal inquiry.  In addition, as previously disclosed, Nasdaq initially informed the Company on December 19, 2006 that its securities would be delisted due to the Company’s delay in filing its Form 10-K for the fiscal year ended September 30, 2006 unless the Company requested a hearing in accordance with applicable Nasdaq Marketplace Rules. The Company subsequently requested and was granted a hearing before the Nasdaq Listing Qualifications Panel (“Panel”) on February 15, 2007 to request an extension for continued listing on the Nasdaq Global Select Market, which extension was granted by the Panel on April 3, 2007. Following the hearing, the Nasdaq Listing and Hearing Review Council (“Listing Council”) called the Panel’s April 3, 2007 decision for review and determined to stay any decision to suspend the Company’s securities pending further action by the Listing Council. While the Company remains optimistic, there can be no assurance that the Listing Council will grant an extension for continued listing. Shares of Coherent common stock will continue trading on the Nasdaq pending the Listing Council’s decision.

Coherent’s conference call scheduled for 1:30 p.m. PT today will include discussions relative to the current selected financial information and some comments regarding forward looking guidance on future operating performance.

This press release contains forward-looking statements, as defined under the Federal securities laws.  These forward-looking statements include the statements in this press release that relate to future plans, events or performance, including statements regarding the recovery of the FPD space later this calendar year, the growth of our direct diode system business and the rest of our portfolio, the recording of additional compensation expenses, the non-cash charge nature of the expenses, the making of recommendations regarding remediation, and the granting of any extension for the continued listing of the Company’s shares, are forward-looking statements.  These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.  Factors that could cause actual results to differ materially include risks and uncertainties, including but not limited to risks associated with general market and business conditions, the successful integration of the Nuvonyx acquisition, currency adjustments, contract cancellations, customer payments and acceptance of our products, manufacturing risks, competitive factors, and uncertainties pertaining to customer orders, demand for products and services, development of markets for the Company’s products and services, the final conclusions of the special committee concerning matters relating to the Company’s stock option grant measurement dates, the determination and analysis of appropriate accounting treatment of new measurement dates and the resulting expense calculations, the ultimate determination of the Listing Council, and other risks identified in the company’s SEC filings.  Actual results, events and performance may differ materially.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  As noted above, a special committee of the board of directors has reported on its independent review regarding the Company’s historical stock option practices. In addition, the review and possible conclusions and other actions/measures taken or required as a result of the review may have an impact on the amount and timing of previously awarded stock-based compensation and other additional expenses to be recorded; accounting adjustments to the Company’s financial statements for the periods in question; the Company’s ability to file required reports with the SEC on a timely basis; the Company’s ability to meet the requirements of the Nasdaq Stock Market for continued listing of its shares; potential claims and proceedings relating to such matters, including shareholder litigation and action by the SEC and/or other governmental agencies; and negative tax or other implications for the Company resulting from any accounting adjustments or other factors.

Readers are encouraged to refer to the risk disclosures described in the Company’s Registration Statement on Form S-3 (as amended and filed with the SEC on October 4, 2006) and the reports on Forms 10-K, 10-Q and 8-K, as applicable and as filed from time-to-time by the Company.

Founded in 1966, Coherent, Inc. is a Standard & Poor’s SmallCap 600 company and a world leader in providing photonics based solutions to the commercial and scientific research markets. Please direct any questions to Leen Simonet, Chief Financial Officer at 408-764-4161. For more information about Coherent, visit the company’s Web site at http://www.coherent.com/ for product and financial updates.

5100 Patrick Henry Dr. . P. O. Box 54980, Santa Clara, California  95056–0980 . Telephone (408) 764-4000